Salt Lake County Third District Court Orders Immediate Deposit
                       of Oak Ridge Micro-Energy Shares

Salt Lake City, UT - May 23, 2005 - Salt Lake County Third Judicial District Court has ordered the immediate physical deposit of actual certificates of shares totaling 5,149,000 of Oak Ridge Micro-Energy, Inc. (OTCBB: OKME) common stock to be held by the Clerk of the Court pending the outcome of Oak Ridge Micro-Energy vs. Timothy Rock, Andrew Goodell, Water & Gold, Inc. and Jeffery Kohutka. This Order includes all shares owned by the above mentioned defendants held individually or at their respective brokers, agents, banks, financial institutions, transfer agents, holding companies and other depositories holdings shares of Oak Ridge common stock on behalf of the defendants and requires delivery of the stock certificates and the shares represented thereby on or before May 25, 2005. Approximately one-third of these shares are held in street name at the depository trust, among other institutions, and the remaining balance is held in certificate form by the defendants.

Mark Meriwether, President and Chief Executive Officer of Oak Ridge Micro-Energy, stated, "I am very pleased to see the Court hold physical possession of these shares. This Order protects us and our shareholders from sales of any of these securities by the defendants while our legal action against them to recover these securities is ongoing.

On August 27, 2004, Oak Ridge commenced an action against defendants Rock, Goodell, Water & Gold and Kohutka, asserting claims against these individuals for violations of Utah's Uniform Securities Act, Utah Code Ann. Section 61-1-1 et seq.; Fraudulent Inducement and Conspiracy to Defraud; Misappropriation and conversion; and Breach of Contract. Oak Ridge also sought a Preliminary and Permanent Injunction against the defendants enjoining them from selling, transferring or otherwise encumbering any of the shares that these individuals had obtained from Oak Ridge pending the outcome of the case.

On December 21 and December 22, 2004, the Court found that Oak Ridge had established a substantial likelihood of prevailing on the merits of its claims that the defendants had violated Utah's Uniform Securities Act, Utah Code Ann.
Section 61-1-1; that if the injunction was not issued, Oak Ridge would be irreparably harmed; that the harm to Oak Ridge in the event an injunction was not issued would not outweigh any harm to the defendants; and that the public interest would not be affected by the granting of the Preliminary Injunction. The Court also ordered Oak Ridge to post a $100,000 bond.

In furtherance of the Court's Preliminary Injunction and at a hearing held on Oak Ridge's Motion on May 10, 2005, the Court verbally ordered defendants Rock, Goodell, Water & Gold and Kohutka to forthwith deliver or cause to be delivered all shares of Oak Ridge common stock that were the subject of the Preliminary Injunction, whether held by the defendants or deposited in their respective brokerage accounts or other repositories, to the Clerk of the Court, to be held by such Clerk until a final adjudication of Oak Ridge's legal action.

About Oak Ridge Micro-Energy

Oak Ridge Micro-Energy Inc. produces thin film, solid-state batteries for commercial, consumer, industrial, homeland security, government, and medical applications. The Oak Ridge Micro-Energy thin film battery is rechargeable, lithium-based, and the active battery layers are manufactured to be significantly thinner than common plastic wrap. The Company's batteries are intended for applications such as wireless smart sensors that operate in harsh environments, security cards, radio frequency identification (RFID) tags, semiconductor non-volatile memory chips, and advanced medical devices. Initial production will target specialized high margin markets. However, continued expansion of the Company manufacturing capacity, internally and through partnerships, will allow the Company to reduce the manufacturing costs per battery and move into larger markets, such as RFID tags and smart cards.

The Company maintains offices in Oak Ridge, Tenn. and Salt Lake City. Additional information on Oak Ridge Micro-Energy Inc. may be obtained by visiting the Company's Web site at http://www.oakridgemicro.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Press Contacts

Mark Meriwether
(801) 556-5228
mark.m@oakridgemicro.com